December 30, 2013 09:00 ET

Air Industries Group announces quarterly dividend

BAY SHORE, NY -- (Marketwired – December 30, 2013 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group today announced that its Board of Directors has approved the payment of its quarterly cash dividend to shareholders.

A quarterly dividend of $0.125 per common share will be paid on January 24, 2014, to all shareholders of record as of the close of business on January 9, 2014. Future dividends will be subject to the approval of the Company’s Board of Directors and Bank.

Mr. Michael Taglich, Chairman of the Board of Air Industries Group, commented: “Our Board remains confident in the Company’s position. We are excited about our growth opportunities and recent contract awards. As you know we acquired the business of Miller Stuart Inc in November and we are continuing to pursue other select acquisition opportunities that are both strategic and accretive to our business.”

For additional information, please call 631.881.4913 or ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group (AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 40 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com